  As filed with the Securities and Exchange Commission on September 16, 1998
                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          ---------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                     (INCLUDING REGISTRATION OF SHARES FOR
                   RESALE BY MEANS OF A FORM S-3 PROSPECTUS)
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ---------------------------

                            CARREKER-ANTINORI, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                      75-1622836
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                        Identification No.)

                         14001 N. DALLAS PARKWAY, SUITE 1100
                                 DALLAS, TEXAS 75240
                       (Address of Principal Executive Offices)
                                    (Zip Code)

                          ---------------------------

      AMENDED AND RESTATED CARREKER-ANTINORI, INC. 1994 LONG TERM INCENTIVE PLAN
                  CARREKER-ANTINORI, INC. DIRECTOR STOCK OPTION PLAN
                              (Full titles of the plans)

                          ---------------------------

                             JOHN D. CARREKER, JR.
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                            CARREKER-ANTINORI, INC.
                            14001 N. DALLAS PARKWAY
                                  SUITE 1100
                              DALLAS, TEXAS  75240
                                 (972) 458-1981
 (Name, address and telephone number, including area code, of agent for service)

                          ---------------------------

                                  Copies to:
                             JOHN B. MCKNIGHT, ESQ.
                               KENT JAMISON, ESQ.
                           LOCKE PURNELL RAIN HARRELL
                          (A PROFESSIONAL CORPORATION)
                          2200 ROSS AVENUE, SUITE 2200
                              DALLAS, TEXAS 75201
                                 (214) 740-8000

                          ---------------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                            MAXIMUM            PROPOSED MAXIMUM        PROPOSED MAXIMUM
               TITLE OF                  AMOUNT TO BE         OFFERING PRICE PER       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED         REGISTERED(1)              SHARE                    PRICE             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value
  Issued under Amended and
  Restated Carreker-Antinori,
  Inc. 1994 Long Term Incentive
  Plan . . . . . . . . . . . . . .    1,152,174 shares             $2.63(2)                $ 3,030,218              $  893.91

  To be issued under Amended and
  Restated Carreker-Antinori,
  Inc. 1994 Long Term Incentive
  Plan . . . . . . . . . . . . . .    4,032,126 shares             $4.66(3)                $18,789,707              $5,542.96

  To be issued under Carreker-
  Antinori, Inc. Director Stock
  Option Plan  . . . . . . . . . .    100,000 shares               $4.66(4)                $   466,000              $  137.47

    TOTAL                             5,284,300 shares                                     $22,285,925              $6,574.34

--------------------------------------------------------------------------------------------------------------------------------

(1) For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into four subtotals.

(2) Computed in accordance with Rule 457(h) under the Securities Act of 1933. Such computation is based on the weighted average exercise price of $2.63 per share covering 1,152,174 shares presently issued and outstanding under the Registrant's Amended and Restated Carreker-Antinori, Inc. 1994 Long Term Incentive Plan.

(3) Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933, as amended. The estimated exercise price of $4.66 per share was computed in accordance with Rule 457 by averaging the high and low prices of a share of the Registrant's Common Stock as reported by The Nasdaq National Market on September 10, 1998.

(4) Computed in accordance with Rules 457(h) and 457(c) under the Securities Act of 1933. Such computation is based on an estimated exercise price of $4.66 per share covering 100,000 authorized but unissued shares. The estimated exercise price of $4.66 per share was computed in accordance with Rule 457(c) by averaging the high and low prices of a share of the Registrant's Common Stock as reported by The Nasdaq National Market on September 10, 1998.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1:  PLAN INFORMATION

         The information specified by Item 1 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8.

ITEM 2:  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The information specified by Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended, and the introductory note to Part I of Form S-8.

REOFFER AND RESALE PROSPECTUS


                             CARREKER-ANTINORI, INC.

                                 1,152,174 SHARES

                          COMMON STOCK, $0.01 PAR VALUE

                                 ----------------

         This Prospectus relates to 1,152,174 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of Carreker-Antinori, Inc., a Delaware corporation (the "Company" or "Carreker-Antinori"), which may be offered from time to time by certain selling stockholders (the "Selling Stockholders") for their own accounts. It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices on The Nasdaq National Market on the date of sale. The Company will receive no part of the
proceeds from sales made hereunder.   All expenses of registration incurred
in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Selling Stockholders have advised the Company that the shares of Common Stock covered hereby are being registered to enable the Selling Stockholders, or the lender to whom substantially all of the shares of Common Stock are pledged to secure margin loans made to the Selling Stockholders (the "pledgee"), to publicly sell the Common Stock, whether for independent reasons or to repay the principal or interest on such margin loans or in the event of a margin call or default in connection with such loans.

         The Common Stock may be offered by or for the account of the Selling Stockholders or pledgee, from time to time, on The Nasdaq National Market or on any stock exchange on which the Common Stock may be listed at the time of sale, in negotiated transactions, or through a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders or pledgee may effect such transactions by selling Common Stock to or through broker-dealers who may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders, pledgee and/or the purchasers of Common Stock for whom such broker-dealers may act as agent or to whom they sell as principal, or both. Any broker-dealer acquiring Common Stock may sell such Common Stock in its normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, or through a combination of such methods. See "Selling Stockholders" and "Plan of Distribution."

         Pursuant to applicable securities laws, the amount of Common Stock offered or resold by any Selling Stockholder (and any person with whom such Selling Stockholder is acting in concert for the purpose of selling securities of the Company) pursuant to this Prospectus shall not exceed, during any three-month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). The provisions of Rule 144(e) restrict the maximum amount of securities that may be sold within any three-month period to the greater of
(a) 1% of the then outstanding shares of Common Stock as shown by the most recent report or statement published by the Company, (b) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by Rule 144, or, if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or
(c) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the four-week period specified in (b) above.

         The Common Stock is traded on The Nasdaq National Market (Nasdaq
Symbol: CANI). On September 14, 1998, the last reported sale price of the Common Stock was $6.31 per share.

         THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY REVIEW THE MATTERS SET FORTH IN "RISK FACTORS" COMMENCING ON PAGE 6.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ----------------

                 The date of this Prospectus is September 16, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ----------------

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents. Requests for such copies should be directed to Mr. Terry L. Gage, Carreker-Antinori, Inc., 14001 N. Dallas Parkway, Suite 1100, Dallas, Texas 75240. The Company's telephone number at that location is (972) 458-1981.

         The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Section may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Company's Common Stock is traded on The Nasdaq National Market. The foregoing materials are also available for inspection at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20006.

         This prospectus contains information concerning the Company and the sale of its Common Stock by the Selling Stockholders, but does not contain all the information set forth in the Registration Statement on Form S-8 which the Company has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement, including various exhibits, may be inspected as the Commission's office in Washington, D.C.

         The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by an independent accounting firm.

         The Company's fiscal year ends January 31. References contained in this Prospectus to a given fiscal year refer to the twelve-month period ended January 31 of the succeeding year. For example, the fiscal year ended January 31, 1998 is referred to herein as "fiscal 1997."

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

SELLING STOCKHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .    27

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

INDEMNIFICATION OF DIRECTORS AND OFFICERS. . . . . . . . . . . . . . . . .    31

INFORMATION INCORPORATED BY REFERENCE. . . . . . . . . . . . . . . . . . .    31

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32

                                  RISK FACTORS

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. THE FACTORS SET FORTH BELOW, ALONG WITH THE OTHER INFORMATION CONTAINED HEREIN, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. FURTHER, THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, GOALS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. PROSPECTIVE INVESTORS IN THE SHARES OF COMMON STOCK OFFERED HEREBY ARE CAUTIONED THAT, WHILE THE FORWARD-LOOKING STATEMENTS REFLECT THE COMPANY'S GOOD FAITH BELIEFS, THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES. IN ADDITION, THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. SOME OF THE FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

DEPENDENCE ON BANKING INDUSTRY

         Carreker-Antinori, Inc. (the "Company" or "Carreker-Antinori") derives substantially all of its revenues from solutions provided to banks and other participants in the banking industry. Accordingly, the Company's future success significantly depends upon the continued demand for its solutions within this industry. The Company believes that an important factor in its growth has been the substantial change in the banking industry, as manifested by continuing consolidation, regulatory change, technological innovation and other trends. If this environment of change were to slow, the Company could experience reduced demand for its solutions. In addition, the banking industry is sensitive to changes in economic conditions and is highly susceptible to unforeseen events, such as political instability, recession, inflation or other adverse occurrences that may result in a significant decline in the utilization of bank services. Any event that results in decreased consumer or corporate use of bank services, or increased pressures on banks towards the in-house development and implementation of revenue enhancement or cost reduction measures, could have a material adverse effect on the Company's business, financial condition and results of operations.
See "Business--Industry Background."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         The Company has experienced in the past, and expects to experience in the future, significant fluctuations in quarterly operating results. Such fluctuations may be caused by many factors, including but not limited to the extent and timing of revenues recognized, and costs incurred, under value-pricing contracts, the degree of customer acceptance of new solutions, the introduction of new or enhanced solutions by the Company or its competitors, budget concerns of customers, competitive conditions in the industry, seasonal factors, bank purchasing cycles, timing of consolidation decisions by banks, the extent of their international expansion and general economic conditions. See "--Customer Project Risks." In addition, the volume and timing of contract signings during a quarter are difficult to forecast, particularly in light of the Company's historical tendency to have a disproportionately large portion of contract signings in the final weeks of a quarter. Due to the foregoing factors, many of which are beyond the Company's control, quarterly revenues and operating results are difficult to forecast. It is possible that the Company's future quarterly results of operations from time to time will not meet the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock.

LIMITED OPERATING HISTORY AS A COMBINED COMPANY

         In January 1997, the Company acquired Antinori Software, Inc. ("ASI"). Accordingly, the Company has only a limited operating history as a combined company upon which an evaluation of the Company and its prospects can be based, and is subject to the risks generally inherent in the establishment and growth of a new business enterprise. The Company is still in the process of integrating ASI's business, management information systems, software products and other operations with the Company's operations. There can be no assurance that the Company will be able to integrate successfully ASI's operations or institute integrated Company-wide systems and procedures to manage successfully the combined enterprise on a profitable basis. The inability of the Company to integrate successfully ASI's operations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, because the Company's consolidated financial results of operations reflect only slightly more than one fiscal year of actual integration of the operations of the Company and ASI, these results of operations should not be relied upon as any indication of future performance.

CUSTOMER CONCENTRATION

         The Company's five largest customers accounted for approximately 49%, 38% and 46% of total revenues during fiscal 1995, 1996 and 1997, respectively. While the Company's significant customers have changed from period to period, Norwest Corporation has consistently ranked as one of the Company's top customers, and accounted for approximately 16%, 16% and 14% of total revenues in fiscal 1995, 1996 and 1997, respectively. The Company's largest customer in fiscal 1997 was Fleet Financial Group, Inc., which accounted for approximately 15% of total revenues in that period. Further, inasmuch as approximately 74% and 85% of the Company's total revenues in fiscal 1997 were derived from companies who were customers of the Company in fiscal 1995 and fiscal 1996, respectively, the Company is dependent to a significant degree on its ability to maintain its existing relationships with these customers. There can be no assurance that the Company will be successful in maintaining its existing customer relationships or in securing additional major customers, and there can be no assurance that the Company can retain or increase the volume of business that it does with such customers. In particular, continuing consolidation within the banking industry may result in the loss of one or more significant customers. Any failure by the Company to retain one or more of its large customers, maintain or increase the volume of business done for such customers or establish profitable relationships with additional customers would have a material adverse effect on the Company's business, financial condition and results of operations.

CUSTOMER PROJECT RISKS

         The Company prices its solutions on a time-and-materials, fixed-price and value-pricing basis. In connection with fixed-price projects, the Company occasionally incurs expenses in excess of its projected costs, and, as a result, achieves lower margins than expected or may incur losses with respect to projects. In connection with value-priced projects, the Company is paid based on an agreed percentage of either projected or actual increased revenues or decreased costs derived by the bank over a period of up to twelve months following the implementation of the Company's solutions. The Company typically must first commit time and resources to develop such projections before a bank will commit to purchase the Company's solutions, and therefore assumes the risk of making these commitments and incurring related expenses with no assurance that the bank will purchase the solutions. In addition, from time to time, a customer will not achieve projected revenues or savings because it belatedly decides not to implement the Company's solutions or the solutions do not produce the projected results, in which case the Company may not be able to collect any or all of the fees provided for in the customer's contract. The nature of the Company's fixed-price and value-pricing arrangements can result in decreased operating margins or losses and could materially and adversely affect the Company's business, financial condition and results of operations. See "Business--The Carreker-Antinori Solution-Reduced Customer Risk" and "Business--Strategy--Increase Use of High-Margin Pricing Arrangements."

ABILITY TO MANAGE GROWTH

         The Company has experienced significant growth in recent years, and anticipates that additional expansion may be required in order to address potential market opportunities. Any expansion of the Company's business would place further demands on the Company's management, operational capacity and financial resources. The Company anticipates that it will need to recruit large numbers of qualified personnel in all areas of its operations, including management, sales, marketing, delivery and software development. There can be no assurance that the Company will be effective in attracting and retaining additional qualified personnel, expanding its operational capacity or otherwise managing growth. In addition, there can be no assurance that the Company's systems, procedures or controls will be adequate to support any expansion of the Company's operations. The Company is currently in the process of updating its management information system (the "MIS system"), which could require the Company to provide additional training to existing personnel or hire additional personnel. If the Company cannot implement the new MIS system in a timely manner, the Company's ability to manage growth effectively or generate timely quarterly reports could be materially and adversely affected. The failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy-Pursue Strategic Alliances and Acquisitions."

MARKET ACCEPTANCE OF THE COMPANY'S SOLUTIONS

         The Company's success depends upon continued demand for its solutions. Market acceptance of the Company's existing and future solutions depends on several factors including: (i) the ease with which such solutions can be implemented and used; (ii) the performance and reliability of such solutions; (iii) the degree to which customers achieve expected revenue gains, cost savings and performance enhancements; and (iv) the extent to which the Company's customers and prospective customers are able to implement alternative approaches to meet their business development and cost-saving needs. Some of the foregoing factors are beyond the Company's control.
There can be no assurance that the Company's customers will realize the intended benefits of the Company's solutions or that the Company's solutions will achieve continued or increased market acceptance. Any significant or ongoing failure to achieve such benefits or to maintain or increase market acceptance would restrict substantially the future growth of the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Products and Services."

ABSENCE OF LONG-TERM AGREEMENTS

         The Company typically provides services to customers on a project-by-project basis without long-term agreements. When a customer defers, modifies or cancels a project, the Company must be able to rapidly redeploy its personnel to other projects in order to minimize the underutilization of its personnel and the resulting adverse impact on operating results. In addition, the Company's operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of projects in progress. As a result, any termination, significant reduction or modification of its business relationships with any of its significant customers or with a number of smaller customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Sales and Marketing."

POTENTIAL FOR SOFTWARE AND/OR SOLUTIONS DEFECTS

         The Company's solutions at times in the past have been, and in the future may be, incompatible with the operating environments of its customers or inappropriate to address their needs, resulting in additional costs being incurred by the Company in rendering services to its customers. Further, like other software products, the Company's software occasionally has contained undetected errors, or "bugs," which become apparent through use of the software. Because the Company's new or enhanced software initially is installed at a limited number of sites and operated by a limited number of users, such errors and/or incompatibilities may not be detected for a number of months after delivery of the software. The foregoing errors in the past have resulted in the deployment of Company personnel and funds to cure errors, resulting in cost overruns and delays in solutions development and enhancement. Moreover, solutions with substantial errors could be rejected by or result in damages to customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that errors or defects will not be discovered in the future, potentially causing delays in solution implementation or requiring design modifications that could adversely affect the Company's business, financial condition and results of operations. It is also possible that errors or defects in the Company's solutions could give rise to liability claims against the Company. See "Business--Technology."

COMPETITION

         The Company competes with third-party providers of services and software products to the banking industry, including firms providing consulting services, such as Andersen Consulting, Electronic Data Systems Corporation and KPMG Peat Marwick LLP, and software companies, such as Earnings Performance Group, Inc., Pegasystems Inc., Sterling Software, Inc. and Transoft International, Inc. Many of these competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than can the Company. Also, several of the Company's current and potential competitors have greater name recognition and larger customer bases that such competitors could leverage to increase market share at the Company's expense. The Company expects to face increased competition as other established and emerging companies enter the banking services market. Increased competition could result in price reductions, fewer customer orders and loss of market share, any of which could materially and adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully against current or future competitors, and the failure to do so would have a material adverse effect upon the Company's business, financial condition and results of operations. See "Business--Competition."

         In addition to competing with a variety of third parties, the Company experiences competition from its customers and potential customers. From time to time, these potential customers develop, implement and maintain their own services and applications for revenue enhancements, cost reductions and/or enhanced customer services, rather than purchasing services and related products from third parties. As a result, the Company must continuously educate existing and prospective customers about the advantages of purchasing its solutions. There can be no assurance that these customers or other potential customers will perceive sufficient value in the Company's solutions to justify investing in them. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing services or products.

USE OF INDEPENDENT CONTRACTORS

         The Company often provides solutions through independent contractors. As the Company does not treat these individuals as its employees, it does not pay federal or state employment taxes or withhold federal or state employment or income taxes from compensation paid to such persons. The Company also does not consider these persons to qualify as eligible for coverage or benefits provided under its employee benefit plans or include these persons when evaluating the compliance of its employee benefit plans with the requirements of the Internal Revenue Code. Additionally, the Company does not treat such persons as employees for purposes of worker's compensation, labor and employment, or other legal purposes. From time to time, the Company may face legal challenges to the appropriateness of the characterization of such persons as independent contractors from governmental agencies, the independent contractors themselves or some other person or entity. The determination of such a legal challenge generally will be determined on a case-by-case basis in view of the particular facts of each case. The fact-specific nature of such a determination raises the risk that from time to time an individual that the Company has characterized as an independent contractor will be reclassified as an employee for these or other legal purposes. In the event persons engaged by the Company as independent contractors are determined to be employees by the Internal Revenue Service (the "IRS") or any applicable taxing authority, the Company would be required to pay applicable federal and state employment taxes and withhold income taxes with respect to such persons and could become liable for amounts required to be paid or withheld in prior periods and for costs, penalties and interest thereon. In addition, the Company could be required to include such persons in its employee benefit plans on a retroactive, as well as a current, basis. Furthermore, depending on the party that makes the legal challenge and the remedy sought, the Company could be subject to other liabilities sought by governmental authorities or private persons. At August 30, 1998, 66 consultants were engaged by the Company as independent contractors. Any challenge by the IRS, state authorities or private litigants resulting in a determination that such persons are employees would have a material adverse effect on the Company's business, financial condition and results of operations. In October 1997, a bill was introduced in the United States House of Representatives that would amend the Internal Revenue Code to establish more stringent requirements for the engagement of independent contractors. The Company is unable to assess the likelihood that this bill or similar legislation will be enacted. Further, the Company's ability to retain independent contractors could in the future deteriorate, due in part to the lower commitment level that such contractors have to the Company. See "Business--Independent Contractors."

DEPENDENCE ON KEY PERSONNEL

         The Company's future success depends, in significant part, upon the continued services of John D. Carreker, Jr., its Chairman of the Board and Chief Executive Officer, as well as other executive officers and key personnel. The loss of services of Mr. Carreker or one or more of the Company's other executive officers or key employees could have a material adverse effect on the Company's business, financial condition and results of operations, and there can be no assurance that the Company will be able to retain its executive officers or key personnel. The Company does not maintain key-man life insurance covering any of its executive officers or other key personnel.

ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

         The Company's future success depends upon its continuing ability to attract and retain highly qualified banking, technical and managerial personnel. Competition for such personnel is intense, and the Company at times has experienced difficulties in attracting the desired number of such individuals. Further, the Company's employees frequently have left the Company to work in-house with the Company's customers. There can be no assurance that the Company will be able to attract or retain a sufficient number of highly qualified employees or independent contractors in the future. If the Company is unable to attract personnel in key positions, the Company's business, financial condition and results of operations could be materially and adversely affected.

IMPACT OF TECHNOLOGICAL ADVANCES

         The Company's future success will depend, in part, upon its ability to enhance its existing solutions, develop and introduce new solutions that address the increasingly sophisticated and varied needs of its current and prospective customers, develop leading technology and respond to technological advances and emerging industry standards on a timely and cost-effective basis. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances into its business. In addition, keeping abreast of technological advances in the Company's business may require substantial expenditures and lead time. There can be no assurance that the Company will be successful in using new technologies, adapting its solutions to emerging industry standards or developing, introducing and marketing solution enhancements or new solutions, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these solutions. If the Company incurs increased costs or is unable, for technical or other reasons, to develop and introduce new solutions or enhancements of existing solutions in a timely manner in response to changing market conditions or customer requirements, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business--Solutions Development."

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

         The Company's success significantly depends upon its proprietary technology and information. The Company relies upon a combination of patent, copyright, trademark and trade secret laws and confidentiality procedures to protect its proprietary technology and information. The Company generally has relied on common law rights to protect the use of its name, technology and brands. The Company has a number of issued patents and one registered trademark. There can be no assurance that the steps taken by the Company to protect its services and products are adequate to prevent misappropriation of its technology or that the Company's competitors independently will not develop technologies that are substantially equivalent or superior to the Company's technology. Further, it is very difficult to police unauthorized use of the Company's software due to the nature of software. Any such misappropriation of the Company's proprietary technology or information or the development of competitive technologies could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain countries in which the Company's software is distributed do not protect the Company's intellectual property rights to the same extent as the laws of the United States. For example, the laws of a number of foreign jurisdictions in which the Company licenses its software protect trademarks solely on the basis of the first to register. The Company currently does not possess any trademark registrations in foreign jurisdictions, although it does have copyright protection of its software under the provisions of various international conventions. Accordingly, intellectual property protection of its services and products may be ineffective in many foreign countries. In summary, there can be no assurance that the protection provided by the laws of the United States or such foreign jurisdictions will be sufficient to protect the Company's proprietary technology or information.

         The Company could incur substantial costs in protecting and enforcing its intellectual property rights. Although presently there are no pending or threatened intellectual property claims against the Company, third parties may, in the future, assert patent, trademark, copyright and other intellectual property right claims to technologies which are incorporated into the Company's solutions. In such event, the Company may be required to incur significant costs in reaching a resolution to the asserted claims. There can be no assurance that such a resolution would not require that the Company pay damages or obtain a license to the third party's intellectual property rights in order to continue licensing the Company's software as currently offered or, if such a third-party license is required, that it would be available on terms acceptable to the Company.

         Certain technology used in the Company's current software and software in development includes technology licensed from third parties. These licenses generally require the Company to pay royalties and to fulfill confidentiality obligations. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delays in the Company's ability to implement solutions or in delays in the introduction of the Company's new or enhanced solutions while it searches for similar technology from alternative sources, if any, which would prove costly. Any need to implement alternative technology could prove to be very expensive for the Company and any delay in solution implementation could result in a material adverse effect on the business, financial condition and results of operations of the Company. It may also be necessary or desirable in the future to obtain additional licenses for use of third-party products in the Company's solutions and there can be no assurance that the Company will be able to do so on commercially reasonable terms, if at all. See "Business--Proprietary Rights."

YEAR 2000 COMPLIANCE

         Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies, including those used by Carreker-Antinori, may need to be upgraded to comply with such "Year 2000" requirements. In addition, if banks dedicate a significant portion of their information technology budgets to the resolution of Year 2000 issues, their ability to purchase the Company's solutions may be adversely affected, which could have a material adverse effect on the Company's business, financial condition and results of operations. Although most of the software currently offered by the Company is either designed to be Year 2000 compliant or has been upgraded to be Year 2000 compliant, the Company still offers some software which has imbedded software developed by a third party that may not be Year 2000 compliant. The Company is in the process of correcting this situation for a number of its customers. There can be no assurance that the Company's Year 2000 compliant software or related upgrades contain all necessary date code changes or that such software or upgrades will interface with its customers' other software programs. Further, liability claims could arise out of the Company's delivery of solutions that address Year 2000 issues to the extent that such solutions do not effectively address such issues, and the failure of such solutions to effectively address Year 2000 issues could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, although the Company believes that each of the software programs used in its MIS system and other internal programs is Year 2000 compliant, there can be no assurance that such software will be Year 2000 compliant, and any failure to be so compliant may require additional expenditures by the Company to rectify the noncompliance.

POTENTIAL LIABILITY CLAIMS

         As a result of the Company's provision of solutions that address critical functions of bank operations, the Company is exposed to possible liability claims from banks and their customers. Although the Company has not experienced any material liability claims to date, there can be no assurance that the Company will not become subject to such claims in the future. A liability claim against the Company could have a material adverse effect on its business, financial condition and results of operations.

RISKS ASSOCIATED WITH POTENTIAL STRATEGIC ALLIANCES OR ACQUISITIONS

         Except as described immediately below, the Company has no current agreements or negotiations underway with respect to any potential strategic alliances or acquisitions. The Company does, however, regularly evaluate such opportunities and may enter into strategic alliances or make acquisitions of other companies or technologies in the future. Risks inherent in alliances include, among others: (i) substantial investment of the Company's resources in the alliance; (ii) inability to realize the intended benefits of an alliance; (iii) increased reliance on third parties;
(iv) increased payment of third-party licensing fees or royalties for the incorporation of third-party technology into the Company's solutions; and
(v) inadvertent transfer of the Company's proprietary technology to strategic "partners." Acquisitions involve numerous risks, including difficulties in assimilating acquired operations and products, diversion of management's attention from other business concerns, amortization of acquired intangible assets and potential loss of key employees of acquired companies. There can be no assurance that the Company will be successful in identifying and entering into strategic alliances, if at all, and any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company will be able to integrate successfully any operations, personnel or services that might be acquired in the future, and a failure by the Company to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy."

         The Company is currently providing management services to the Electronic Check Clearing House Organization ("ECCHO") and Payment Solutions Network, Inc. ("PSN"), which enables it to be an infrastructure development partner to the banking industry. These relationships, and the Company's participation in INFITEQ, LLC ("INFITEQ"), are forms of strategic alliances. In order to support the formation and growth of PSN, the Company invested time and technological resources in PSN (for which it received an equity interest that was later sold for a gain) and has loaned to PSN an aggregate of $582,000 ($500,000 of which has been reserved due to the Company's belief that collection is doubtful). The Company has also invested time and technological resources in the formation and growth of ECCHO and INFITEQ, although it has not invested any funds directly in those entities. In addition, the Company has experienced, and may continue to experience, delays in collections of management fees from these respective strategic alliances. See "Business--Strategic Banking Initiatives."

GOVERNMENT REGULATION

         The Company's primary customers are banks. Although the solutions currently offered by the Company have not been subject to any material, specific government regulation, the banking industry is regulated heavily, and the Company expects that such regulation will affect the relative demand for the Company's solutions. There can be no assurance that federal, state or foreign governmental authorities will not adopt new regulations, and any adoption of new regulations could require the Company to modify its current or future solutions. The adoption of laws or regulations affecting the Company's or its customers' business could reduce the Company's growth rate or could otherwise have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         The Company recently has begun to provide solutions to banks outside the United States, and a key component of the Company's growth strategy is to broaden its international operations. The Company's international operations are subject to risks inherent in the conduct of international business, including unexpected changes in regulatory requirements, exchange rates, export license requirements, tariffs and other economic barriers to free trade, political and economic instability, limited intellectual property protection, difficulties in collecting payments and potentially adverse tax and labor consequences. Certain of the Company's international sales are denominated in local currencies, and the impact of future exchange rate fluctuations on the Company's financial condition and results of operations cannot be accurately predicted. There can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse effect on revenue from international sales and thus the Company's business, financial condition and results of operations. See "Business--Strategy."

ANTI-TAKEOVER MATTERS

         The Company's Certificate of Incorporation (the "Certificate") and Bylaws ("Bylaws") contain provisions that may have the effect of delaying, deterring or preventing a potential takeover of the Company that stockholders purchasing shares in the offering may consider to be in their best interests.
 The Certificate and Bylaws provide for a classified Board of Directors serving staggered terms of three years, prevent stockholders from calling a special meeting of stockholders and prohibit stockholder action by written consent. The Certificate also authorizes only the Board of Directors to fill vacancies, including newly-created directorships, and states that directors of the Company may be removed only for cause and only by the affirmative vote of holders of at least two-thirds of the outstanding shares of the voting stock, voting together as a single class. Section 203 of the Delaware General Corporation Law, which is applicable to the Company, contains provisions that restrict certain business combinations with interested stockholders, which may have the effect of inhibiting a non-negotiated merger or other business combination involving the Company.

POTENTIAL VOLATILITY OF STOCK PRICE

         The market price for the Common Stock has been and will continue to be affected by a number of factors, including the announcement of new products, product enhancements or services by the Company or its competitors, quarterly variations in the Company's results of operations or results of operations of the Company's competitors, changes in earnings estimates or recommendations by securities analysts, developments in the Company's industry and in the banking industry, general market and economic conditions and other factors, including factors unrelated to the operating performance of the Company or its competitors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such factors and fluctuations may adversely affect the market price of the Company's Common Stock.

                                    BUSINESS

         Carreker-Antinori is a leading provider of integrated consulting and software solutions that enable banks to increase their revenues, reduce their costs and enhance their delivery of customer services. The Company's offerings include revenue enhancement, payment systems, payment electronification and enabling technologies solutions. Carreker-Antinori's solutions assist banks in re-engineering their operational systems and implementing new software applications to increase earning assets, develop new revenue sources, improve operating efficiencies and reduce check fraud losses. The Company believes that its 20 years of experience in the banking industry, combined with its advanced technological expertise, positions it to effectively address and anticipate the challenges and opportunities faced by banks in today's increasingly competitive environment. The Company's customers include approximately two-thirds of the largest 100 bank holding companies in the United States, including Fleet Financial Group, Inc., NationsBank Corporation, Norwest Corporation and SunTrust Banks, Inc.

         The Company's offerings include revenue enhancement, payment systems, payment electronification and enabling technologies solutions. The Company's revenue enhancement solutions are designed to quickly increase a bank's revenues through improved operational workflows, pricing structures and liquidity and cash management.

The Company's payment systems and payment electronification solutions are designed to reduce check-processing costs through procedural and technological improvements and reduced check fraud and other risks of loss. Carreker-Antinori's enabling technologies convert leading-edge technologies and ideas into practical banking solutions.

         The Company's principal executive office is located at 14001 N. Dallas Parkway, Suite 1100, Dallas, Texas 75240, and its telephone number at that office is (972) 458-1981. The Company's World Wide Web home page is located at http:\\www.carreker.com. Information contained in the Company's Web site does not constitute, and shall not be deemed to constitute, part of this Prospectus.

INDUSTRY BACKGROUND

         The banking industry is one of the nation's largest industries, with aggregate annual revenues of nearly $250 billion. In recent years, the industry has undergone significant change, and today's banking environment is characterized by intense competition, continuing consolidation, changing regulations and rapid technological innovation. In addition to increased competition within the banking industry, banks are encountering significant competition from insurance companies, brokerage houses and other financial institutions, all of which are expanding to provide services that were once within the exclusive domain of banks. Although banks historically have focused on reducing their operating expenses to remain competitive, they are today increasingly focusing on developing new sources of revenue growth, automating operations to increase efficiencies and outsourcing commodity-like banking functions to sustain market value growth. To this end, banks are expending significant resources, both internally and through outsourcing arrangements. Information technology expenditures by the industry in 1997 on paper-based payment systems and financial and risk management systems alone are estimated to have been approximately $1.0 billion and $2.3 billion, respectively, of which approximately 59% and 51% were paid to third parties.

CONSOLIDATION

         Over the past several years, the banking industry has experienced substantial consolidation as banks have sought to gain a competitive advantage by acquiring other banks. This consolidation is driven by a continuing effort to increase revenues through a larger customer base, achieve efficiencies of scale associated with increased operating size and enhance customer service through a nationwide presence and consequent broader geographic reach. This trend has resulted in a decrease in the number of banks, but an increase in the number of banks with assets of $5 billion or more. As they grow by acquisition, these banks require improved operational processes and technological applications that increase efficiencies in order to recapture acquisition premiums paid. In the face of this consolidation trend, banks are under considerable pressure to maximize their public market valuations to enhance the attractiveness of their acquisition currency, provide a credible defense to unsolicited offers and increase returns to shareholders.

REGULATORY CHANGE

         Currently, the banking industry is characterized by continuing regulatory changes. Regulations in certain areas, such as interstate banking operations, have been relaxed while regulations in other areas, such as payment systems, have become more restrictive. These changes have presented banks with both challenges and opportunities to improve their operations and achieve competitive advantages. For instance, over the past several years changes in regulations have required banks to provide their depositors with accelerated credit on deposited checks, which has increased the risk of bank loss if the deposited checks are returned unpaid after the depositor has withdrawn the funds. A 1995 study estimated that banks absorbed $850 million of losses due to check fraud. Banks have responded by implementing expedited check processing, presentment and return item processing systems not only to reduce such losses, but also to gain added revenue and generate further efficiencies. Revisions to regulations also have permitted interstate banking, which allows bank holding companies to own banks in multiple states under a single charter and, consequently, to capture the operating and structural efficiencies that such expanded operations make possible. In addition, deregulation in certain sectors of the banking industry has led to increased competition for banks from insurance companies, brokerage houses and other financial institutions in areas of business which were previously the exclusive domain of banks.

TECHNOLOGICAL INNOVATION

         Rapid technological innovation is creating new means for participants in the banking industry to gain competitive advantages, and this development has increased customers' expectations. Increasingly, customers are requiring that their banks provide a broader scope of banking services quickly and easily through automated teller machines ("ATMs"), by telephone or over the Internet. The banking industry has witnessed an exponential growth in distributed banking, including Internet banking, with more than 2,000 banks having launched Web sites and more than 16% of United States households estimated to be banking via the Internet by the year 2000. Additionally, technological development has provided banks with the potential for numerous operational enhancements. For instance, technology currently allows for the electronic storage of images of documents and instruments, including checks, and the ability to recall the data quickly and to utilize the data at multiple locations simultaneously. Technology also currently enables banks to optimize their earning assets by reducing their reserve requirements. Furthermore, technological developments are fueling industry-wide advancements, such as the electronification of the check payment process. According to industry sources, in 1996, over 60 billion paper checks were used, of which electronic check payment presentment ("ECP") accounted for approximately 3%. However, electronification of the check payment system has been gaining increasing acceptance as an efficient and viable solution for eliminating the time-consuming and expensive paper shuffle.

INDUSTRY CHALLENGES

         In order to compete effectively in this dynamic environment, banks often must identify effective and innovative solutions to address their unique requirements and re-design, and in some cases completely replace, their operational systems. Effective development and implementation of these solutions is technically challenging, time-consuming and expensive, and banks often are faced with a choice between building internal, custom solutions or purchasing third-party offerings. The development of internal solutions necessarily involves either re-deploying already stretched resources or acquiring new resources that increase fixed costs, while typically resulting in isolated, departmental solutions. Traditional third-party solutions often have their own shortcomings. Some third-party providers only offer analysis and consultation regarding a bank's operations, while others only provide specific software applications resulting in a piecemeal approach to solutions development. By using multiple providers, banks face increased costs, more complex implementation and delayed realization of benefits. In addition, traditional third-party solutions typically are not designed to the banking industry's unique requirements and are often inflexible, requiring banks to conform their work processes to available systems. The situation is exacerbated by the fact that effective solutions cannot be developed in isolation, given the increasingly interdependent nature of bank-to-bank operations. Consequently, banks are in need of a third party, familiar with the banking industry, to provide integrated consulting services and technological applications.

THE CARREKER-ANTINORI SOLUTION

         Designed to address the unique requirements of the banking industry, Carreker-Antinori's solutions enable banks to increase revenues, reduce costs and enhance delivery of customer services. These solutions combine consulting services and technological applications in such areas as liquidity management, payment processing, deposit taking, fraud prevention, customer service and cash management services. In delivering its solutions, Carreker-Antinori: (i) gathers and analyzes information about a customer's operations, markets and external environments; (ii) identifies opportunities for revenue enhancement, cost minimization and other efficiency-generating solutions; (iii) develops and proposes tailored solutions, which typically include one or more of the Company's software applications; (iv) designs a business case to justify investment in the solutions; (v) builds project consensus among senior management; and (vi) provides implementation and maintenance services. Carreker-Antinori's solutions are differentiated by the following characteristics:

         INDUSTRY-SPECIFIC CONSULTING EXPERTISE. The Company's consultants, managers and employees, many of whom are former bankers, include experts in complex bank operations. Carreker-Antinori provides services to approximately two-thirds of the largest 100 bank holding companies. The Company believes that its expertise and its in-depth experience have allowed it to develop the most advanced consulting services and technological applications for the banking industry.

         ADVANCED TECHNOLOGY. Carreker-Antinori incorporates the latest technological developments in client/server systems and protocols to produce software applications that are scaleable, functional and able to interface with a bank's legacy systems. In addition, the Company's participation in various interbank organizations enables the Company to stay at the forefront of technological innovations in the industry.

         INTEGRATED APPROACH. Carreker-Antinori combines its consulting expertise and proprietary technology to serve as a single-source provider of fully-integrated, end-to-end solutions that address the critical needs of banks. This approach sets the Company apart from providers of partial solutions that require banks to seek costly additional expertise or implementation services to attain a complete solution. By offering integrated solutions, the Company achieves more rapid identification and implementation of solutions than would a piecemeal approach.

         REDUCED CUSTOMER RISK. The Company's solutions reduce investment risk by increasing revenues or reducing costs in a relatively short period of time. In addition, in appropriate circumstances, the Company value-prices certain of its solutions, whereby it receives a percentage of the amount of additional revenues or reduced costs achieved by the customer. These arrangements allow banks to fund their investments in the Company's solutions with the benefits derived from their implementation.

         BROAD ARRAY OF SERVICES AND TECHNOLOGY. The Company believes that its offerings of revenue enhancement, payment systems and related bank operations solutions are the broadest in the banking industry. By offering a broad set of complementary solutions, the Company is able to provide a bank with an expert solution targeted to a narrow area of a bank's operations or to address a broad range of a bank's operational requirements. The Company believes that by offering a wide variety of solutions, it enhances the value that is offered to its customers.

STRATEGY

         The Company's objective is to be the leading provider of revenue enhancement, payment systems, payment electronification and enabling technologies solutions to the banking industry, and to continue to serve in a leadership role in transitioning the check payment system from paper to electronic formats. Key elements of the Company's strategy include the following:

         ADVANCE POSITION AS INDUSTRY INNOVATOR. Carreker-Antinori intends to maintain its consulting and technology leadership position in the banking industry by anticipating and responding to evolving industry needs and creating consulting services and technological applications that address these needs. Through its industry contacts and customer interaction, the Company plans to identify new methods for converting leading-edge technologies and ideas into practical banking solutions. The Company's leadership position is enhanced by the role it plays in ECCHO, which is focused on developing the rules and standards for transitioning the check payment system from paper to electronic format, and in PSN, which provides database and information-based products and services needed for realization of the benefits associated with the electronification of the check payment system, which participation enables it to be an infrastructure development partner to the banking industry as it transitions the check payment system from paper to electronic formats.

         PURSUE STRATEGIC ALLIANCES AND ACQUISITIONS. The Company seeks to form alliances with large service providers or acquire smaller companies whose solutions, when combined with those of the Company, provide incremental value-added benefits to banks. The Company has implemented this strategy through its acquisition of ASI, its strategic alliance with Visa and IBM Global Services in forming PSN and its recent alliance with UPS

Worldwide Logistics, National Processing Company, Fiserv, Inc. and Brink's Incorporated relating to INFITEQ, an entity formed with these organizations to provide a single-source provider of specialized outsourcing services to the banking industry for transaction processing, information management, electronic camera and image technology. The Company believes that strategic alliances and acquisitions will further enable the Company to combine its own solutions with those of complementary businesses, provide it with strong opportunities to expand its line of banking solutions, increase its customer base and pursue new growth platforms.

         LEVERAGE MARKET POSITION TO EXPAND CUSTOMER BASE. The Company seeks to increase its customer base by leveraging its strong relationships with bank holding companies with assets over $50 million ("Tier I Banks") and bank holding companies and independent banks with assets of between $5 million and $50 billion ("Tier II Banks") to market its solutions to other Tier II Banks and selected smaller banks and other financial institutions. The Company also intends to leverage its existing technological applications by marketing them to smaller banks that do not require significant customization or implementation services. Additionally, the Company plans to leverage its position of being a leading provider of integrated consulting and software solutions to the banking industry in the United States market to pursue international customers, particularly banks elsewhere in North America and in Europe. To this end, the Company recently has provided solutions internationally to Barclays Bank, as well as to four of the largest Canadian banks through several service companies owned by these banks. Furthermore, as non-bank financial institutions aggressively continue to expand their markets to include related financial services, the Company is identifying new opportunities to market its solutions to these institutions.

         BUILD LONG-TERM RELATIONSHIPS. By focusing on long-term customer relationships where the Company can identify and offer a continual stream of value-added solutions, the Company intends to increase its repeat business with existing customers. Through its long-term customer relationships, the Company plans to continue focusing on the generation of significant year-to-year revenues, which typically produce higher gross profit margins as the Company is able to deliver value-added solutions to existing customers without incurring many of the start-up costs associated with the development of new relationships.

         INCREASE USE OF HIGH-MARGIN PRICING ARRANGEMENTS. Carreker-Antinori will continue to share in the value that its solutions create for customers by expanding the use of pricing methods and negotiated arrangements to generate recurring and high-margin revenues. The Company will seek to increase the use of value pricing for solutions in appropriate circumstances where increased revenues or reduced costs resulting from such solutions can be readily projected or measured. In addition, the Company intends to expand its practice of structuring license fees for software-based solutions according to the number of transactions processed with the solutions, which will increase its recurring revenues and smooth period-to-period revenues.

PRODUCTS AND SERVICES

         The Company offers a wide range of consulting services and state-of-the-art, proprietary technology applications designed to address the unique requirements of the banking industry. The Company's services and technology applications fall into five categories: Revenue Enhancement, Payment Systems, Payment Electronification, Enabling Technologies and Management Services, with most of these categories consisting of a number of practices. The Company's solutions are sold individually, or complementary solutions may be sold together (similarly, software products may be sold individually or as part of a product suite). The following table summarizes the Company's solutions, together with each of their respective practices:

        SOLUTIONS                               DESCRIPTION
        ---------                               -----------
REVENUE ENHANCEMENT


YIELD MANAGEMENT                 Improves operational workflows and processes
                                 and pricing structures employed by a bank.


LIQUIDITY MANAGEMENT             Reduces the amount of non-earning assets that
                                 a bank maintains in reserve accounts or in
                                 cash-on-hand.  The solutions incorporate
                                 reserve management and cash management
                                 software, including RESERVELINK, RESERVELINK
                                 PLUS, THE ANALYSIS ADVANTAGE, CASHFORECASTER
                                 and CASHTRACKER.


CASH MANAGEMENT                  Improves efficiency and effectiveness of a
                                 bank's cash management business lines and
                                 related practices.

PAYMENT SYSTEMS

CONSOLIDATION AND BEST           Consolidates check processing operations,
  PRACTICES                      streamlines payment process flows and enables
                                 potential reductions of full-time personnel.
                                 The solutions incorporate software
                                 applications, including INNOVASION and
                                 ILLUMINATION SUITE, that enable a bank to
                                 obtain customer or internally requested
                                 information electronically.


FLOAT MANAGEMENT                 Enhances bank float management through
                                 improved check collection, workflow and float
                                 allocation and pricing.  The solutions
                                 incorporate software applications, including
                                 DEPOSITMANAGER, BRANCH ITEM TRUNCATION, FLOAT
                                 PRICING SYSTEM and FLOAT ANALYSIS SYSTEM,
                                 that simplify the processing of certain
                                 customer deposits, facilitate float
                                 processing and enable a bank to increase its
                                 competitiveness by extending teller window
                                 hours.


RISK MANAGEMENT                  Reduces risk of loss from the check payment
                                 process as a result of operational failures,
                                 check fraud and litigation.  The solutions
                                 incorporate software applications, including
                                 ON-US FRAUD and TRANSIT FRAUD, that identify
                                 potentially fraudulent checks.

PAYMENT ELECTRONIFICATION        Facilitates the capture of the benefits from
                                 the electronification of the check payment
                                 process.  The solutions incorporate software
                                 applications, including SMARTNOTES, TNOTES
                                 and CNOTES, that reduce the risk of loss at a
                                 number of points in the check payment
                                 process.

ENABLING TECHNOLOGIES

ELECTRONIC COMMERCE              Develops and implements a bank's electronic
                                 commerce strategy.

YEAR 2000                        Assesses a bank's ability to process data
                                 during the transition from the year 1999 to
                                 the year 2000 without functional or data
                                 abnormality.

IMAGE SYSTEMS                    Applies check imaging technologies to improve
                                 the efficiency of a bank's "back-office"
                                 customer service operations.

        SOLUTIONS                               DESCRIPTION
        ---------                               -----------
INTEGRATION SERVICES             Aligns work processes, information needs,
                                 business infrastructure and long-term
                                 strategic goals with operational practices
                                 and technology applications.

MANAGEMENT SERVICES              Provides management services to ECCHO, PSN
                                 and INFITEQ.

REVENUE ENHANCEMENT

         The Company's Revenue Enhancement solutions utilize Carreker-Antinori's in-depth banking expertise and history of innovation to produce increased revenues for banks in a compressed time frame through improved operational workflows, pricing structures and liquidity and cash management. The Revenue Enhancement solutions generally consist of three practices: yield management, liquidity management and cash management.

   YIELD MANAGEMENT

         The yield management practice identifies opportunities to increase a bank's revenues quickly and recommends operational practices to capitalize on these opportunities. In this practice, the Company analyzes a bank's records and interviews bank representatives to obtain information regarding the bank's retail and commercial business, markets, products, pricing policies, workflow practices and operating procedures. This analysis typically focuses on several functional areas, including check, loan, deposit and trust operations, deposit and loan product management, finance and accounting.
With this information, the Company is able to recommend changes in fee structures, operational processes and other procedures to increase a bank's revenues.

   LIQUIDITY MANAGEMENT

         The liquidity management practice enables a bank to increase its revenues by minimizing the amount of non-earning assets that, under applicable regulations, the bank is obligated to maintain as a reserve against deposit balances. Banks typically satisfy their reserve requirement by maintaining interest-free balances at the Federal Reserve Bank and as cash in vaults, branches and ATMs. By minimizing the level of reserves the bank is required to maintain, the liquidity management practice enables the bank to re-deploy funds maintained in interest free balances at the Federal Reserve Bank to more productive uses. Additionally, this practice assists banks in identifying cash-on-hand that is surplus to normal operating requirements and reserve requirements so that such surplus may be re-deployed in earning assets. The Company's RESERVELINK and RESERVELINK PLUS applications minimize a bank's required reserves by automatically sweeping daily balances in consumer and commercial accounts from transaction accounts, which are subject to a 10% reserve requirement, to non-transaction accounts, which have no reserve requirement. The Analysis Advantage application allows a bank, if it so desires, to share the benefits from reduced reserves with its commercial customers. In addition, the Company's CASHFORECASTER, ATM CASHFORECASTER and CASHTRACKER software applications are designed to identify surplus cash in a bank's branches and ATMs, which information can then be used to reduce a bank's cash inventory.

   CASH MANAGEMENT

         The cash management practice enhances the revenues that certain large banks derive from providing their institutional customers with cash management services, such as check clearing, lockbox and money transfer services. In this practice, the Company reviews the profitability, quality of delivery and overall business strategy of a bank's cash management lines of business and benchmarks the bank's performance against other industry participants. Following such a review, the Company proposes and implements specific adjustments relating to business strategies, market segmentation, product offerings and pricing policies to improve the financial performance of the bank's cash management business line.

PAYMENT SYSTEMS

         The Company's Payment Systems solutions assist banks in reducing check-processing costs through procedural and technological improvements that support internal growth and acquisitions, standardize transactional processing and reduce risk of loss. The Company's Payment Systems solutions enable banks to manage their check-processing operations to function more efficiently and effectively at reduced costs without compromising customer service. The Payment Systems solutions generally consist of three practices: consolidation and best practices, float management and risk management.

   CONSOLIDATION AND BEST PRACTICES

         The consolidation and best practices practice reduces bank operating costs in the area of check processing by consolidating check-processing centers, streamlining check-process flows and reducing personnel to achieve economies of scale, better management control, more standardized operations and improved customer service. This practice also uses industry benchmarks to assure that a bank's check-processing operations are utilizing the industry's most advanced procedures. The consolidation and best practices practice has been used in a variety of contexts that require streamlined check-processing operations, including reconfiguring multi-state operations into a single operation, collapsing multi-state banking charters into a single state charter, and re-engineering "back-office" operations through the application of technology. The consolidation and best practices practice offers technology applications that focus on different areas of check processing, including customer service and research and adjustments. The Company's technology applications that focus on customer service, INNOVASION and ILLUMINATION SUITE, enable a bank to obtain electronically information needed internally by the bank or for customer requests that require a copy of a check or other documentation, such as a statement of account. Technology applications focused on adjustments and research allow banks to respond to inquiries about checks that are stored in the bank's archives.

   FLOAT MANAGEMENT

         The Company's float management practice focuses on a bank's check-processing procedures and increases a bank's investable funds by optimizing bank float profitability through improved check collection, efficient check-processing workflow and float allocation and pricing. As a result of the implementation of float management practices, a bank can reduce the float and related costs that the bank incurs, increase the float allocated to the bank's customers, decrease the bank's non-earning assets, improve the bank's check-processing workflow, increase the bank's profitability and improve the bank's management reporting. The float management practice consists generally of conducting float audits and performing reviews and analyses of check-processing workflow, float management organization, structure and reporting, check clearing and market segmentation. The float management practice offers software applications that focus on different approaches to optimizing a bank's float. The Company's technology applications, such as FLOAT PRICING SYSTEM and FLOAT ANALYSIS SYSTEM, assist banks in taking maximum advantage of float by selectively pricing the availability of funds for deposited checks, measuring float profitability by customer and generating detailed check clearing end-point data. The Company also offers technology applications, such as BRANCH ITEM TRUNCATION and DEPOSIT MANAGER, that simplify the processing of customer deposits containing five items or less and enable banks to become more competitive by extending teller window hours while still meeting "back-office" processing deadlines.

   RISK MANAGEMENT

         The risk management practice assists banks in identifying and reducing the risk of loss from the check payment process as a result of operational failures, check fraud and litigation. The Company provides risk management reviews and training and offers implementation and support of its risk management technology applications. The Company also offers "expert opinion" services for litigation support. The Company's risk management technology applications consist of an application for deposited checks drawn by the bank's customer and an application for deposited checks drawn on other banks. The application for checks drawn by the bank's customer, ON-US FRAUD, detects potential fraud both at the teller station and in the bank's "back-office" using a set of bank-defined detection rules, such as duplicate check numbers, out-of-range check numbers, out-of-range amount and inconsistent account activity. The technology application for checks drawn on other banks and deposited with the customer bank, TRANSIT FRAUD, detects deposit fraud by evaluating each deposited item and account against a series of bank-defined detection rules to identify those items that have a high probability of being fraudulent. This technology application also lists "suspects" in a report so that bank personnel can exercise their judgment on whether to allow a depositor to withdraw funds against the deposited item or account.

PAYMENT ELECTRONIFICATION

         The Company's Payment Electronification solutions enable banks to capture the benefits from the conversion of paper checks to electronic items.
 These benefits, estimated by ECCHO to be between $2 billion and $3 billion for the banking industry as a whole, arise in the near term from the earlier electronic presentment and collection of checks deposited at one bank and drawn on another, the reduced risk of loss from earlier electronic identification of checks that have been or are likely to be returned unpaid, new sources of fee revenue from a bank's institutional customers who stand to benefit from additional services made possible by the electronification of checks, and in the longer term, from the reduced costs associated with the truncation of paper checks at the bank of first deposit. The Company's Payment Electronification solutions incorporate a number of technology applications, such as CHECKLINK, that allow banks to electronically present checks drawn on other banks and receiving banks to post these checks to their books from the electronic transmission in advance of receipt of the paper item, which increases the receiving bank's investable funds as customers replenish the balances in their accounts earlier than they otherwise would. Additionally, the Company offers a suite of technology applications, such as SMARTNOTES, TNOTES and CNOTES, that reduce the risk of loss from returned checks and fraudulent checks by enabling early electronic communication with respect to these items between banks, between banks and their customers, and between banks and third parties that furnish such information to the retailing industry.

ENABLING TECHNOLOGIES

         The Enabling Technologies solutions provide services and products that assist in the deployment of advanced technologies, while enabling the rapid realization of benefits from these technologies, such as higher revenues, reduced costs and heightened customer service. The current Enabling Technologies solutions consist generally of four practices: electronic commerce, Year 2000, image systems and integration services.

   ELECTRONIC COMMERCE

         The electronic commerce practice provides electronic commerce solutions to banks that lack current on-line transactional capabilities. The Company's electronic commerce solutions are designed to enable banks to attract and retain larger numbers of customers, expand their geographic reach and create a lower cost transaction processing platform. In the electronic commerce practice, the Company assists in the development and execution of the bank's electronic commerce strategy, the design of the electronic commerce transaction processing platform and the procurement of appropriate technologies.

   YEAR 2000

         The Company's Year 2000 practice assists banks in determining whether their systems will be able to manage and manipulate data in the context of the transition of the dates from 1999 to 2000 without functional or data abnormality and without inaccurate results related to such dates. In this practice, the Company tests a bank's computer-dependent systems and infrastructure to assure that they are able to make the transfer to the year 2000 both independently and in concert with other interrelated systems. The Company also partners with third parties that provide additional resources to address the Year 2000 problem. By combining the Company's expertise with the resources of these partners, Carreker-Antinori is able to provide banks with a comprehensive solution to their Year 2000 problems.

   IMAGE SYSTEMS

         The image system deployment practice assists banks in increasing "back-office" productivity through the use of image technologies. In many of a bank's areas of operation, the use of an electronically stored image that can be recalled quickly from a database and used in several places simultaneously greatly streamlines a bank's operational processes. In its image system deployment practice, the Company capitalizes on its industry leadership and technological expertise to identify potential changes that image system deployment can make to a bank's current workflow.

   INTEGRATION SERVICES

         The integration services practice assists banks in aligning their technology and systems with their work processes, information needs, business infrastructure and long-term strategic goals. In the integration services practice, the Company provides banks with business process modeling, as well as process simulation that incorporates the solutions proposed by the Company. The Company also combines prototype client/server systems with mainframe legacy systems and assists with architecture design and systems development. Additionally, the Company implements operational processes and assists in training bank personnel to realize the benefits of the Company's proposals.

MANAGEMENT SERVICES

         The Company provides management services to three banking organizations: ECCHO, PSN and INFITEQ. The Company provides all of ECCHO's and PSN's non-legal management services, which include administration, research and development, industry representation and public relations. For INFITEQ, the Company is responsible for customer service, quality assurance, recruiting additional service providers, billing, marketing, sales, integrating products and technology and acting as the organization's general manager (subject to the supervision, direction and approval of the board of managers of INFITEQ). See "--Strategy."

CUSTOMERS AND MARKETS

         A substantial majority of the Company's revenues are generated from contracts with Tier I Banks and Tier II Banks. The Company's customers include 95% of Tier I Banks, including Fleet Financial Group, Inc., NationsBank Corporation, Norwest Corporation and SunTrust Banks, Inc. In fiscal 1997, Fleet Financial Group, Inc. and Norwest Corporation accounted for approximately 15% and 14% of the Company's revenues, respectively. See "Risk Factors--Customer Concentration." The Company's customers include approximately 60% of Tier II Banks, including Comerica Incorporated, Firstar Corporation, Huntington Bancshares and Summit Service Corporation. The Company also targets smaller bank holding companies and independent banks with assets of between $550 million and $5 billion. Smaller bank customers include California Federal Savings Bank, Mechanics Bank and U.S. Trust Company. The Company believes that the smaller bank market affords it an opportunity for growth. See "--Strategy-Leverage Market Position to Expand Customer Base" and "Risk Factors--Dependence on Banking Industry."

         The Company enters into numerous types of engagements with customers. The needs of each customer are unique, and Carreker-Antinori seeks to provide those specific solutions that most effectively address a customer's needs. A standard model engagement description is set forth below.

MODEL ENGAGEMENT

         In a model engagement, the Company would conduct its due diligence review of a bank's operations within a short time span of six-to-eight weeks to identify opportunities that would enhance the bank's revenues and reduce the bank's expenses. Upon identification of these opportunities and agreement by the bank, Carreker-Antinori would implement certain of its revenue enhancement solutions (yield management and liquidity management), and certain of its payment systems solutions (float management and risk management), to rapidly generate enhanced revenues and cost reductions for the bank. These solutions often incorporate technology applications, such as RESERVELINK, FLOAT PRICING SYSTEM, FLOAT ANALYSIS SYSTEM, ON-US FRAUD and TRANSIT FRAUD, and are designed to enable the bank to recover its investment in a shorter time frame than would be the case with competing alternatives.

         Upon the bank realizing the near-term benefits of the solutions that previously were implemented, the Company would work with the bank to install additional solutions that may require a longer period of time to implement. These solutions include services from the liquidity management practice and consolidation and best practices practice, as well as implementation of software applications, such as RESERVELINK PLUS, CASHTRACKER, CASHFORECASTER, INNOVASION and ILLUMINATION SUITE, to improve the bank's "back-office" operations.

         As the bank realizes further revenue enhancements, cost reductions and customer service improvements from these solutions, the Company would work with the bank to provide additional services and technology applications that further improve the operational efficiency of the bank and generate new sources of revenue. These solutions would include consulting services and technology applications from the payment electronification practice and from certain of its enabling technologies practices (electronic commerce, Year 2000, image systems and integration services).

SALES AND MARKETING

         The Company has developed strong relationships with many senior bank executives as a result of its delivery of effective solutions to Tier I and Tier II Banks for 20 years. In addition, Carreker-Antinori's leadership position within the industry enables it to develop relationships with senior banking executives of its prospective customers. The Company has found that an important element of its success has been its ability to maintain relationships with banking executives as they are elevated to senior positions in a consolidating banking industry. The Company believes that the strength of its customer relationships contributes significantly to sales and marketing efforts. The Company has seven Account Relationship Managers who are responsible for managing the Company's day-to-day relationships with its customers. Their responsibilities include identifying customers' needs and assisting the Company's practice managers in presenting their solutions and concluding sales. The Company's Account Relationship Managers work closely with the Company's executive officers who serve as Executive Relationship Managers to the Company's customers. The Company also employs Software Account Managers who are familiar with the Company's technology and who participate in opportunities to sell technology-based solutions.

         The Company derives a significant portion of its business through customer referrals and repeat business. In addition, the Company markets its services through a variety of media, including: the Company's Web site, direct mail, "user" conferences conducted by Carreker-Antinori exclusively for its customers, speaking engagements, participation in industry conferences and trade shows, publication of "white papers" related to specific aspects of the Company's services, customer newsletters, and informational listings in trade journals. The Company employs a marketing staff of seven persons, including graphics designers, writers, administrative coordinators and a Web master.

STRATEGIC BANKING INITIATIVES

         The Company provides management services to ECCHO and PSN, each of which is playing an instrumental role in the electronification of the check payment process. In addition, the Company is a co-founder of INFITEQ, which provides outsourcing services to the banking industry.

ECCHO

         ECCHO, Electronic Check Clearing House Organization, is a not-for-profit rules and standards organization whose bank members hold approximately 80% of the deposits held by the top 100 banks in the United States. This organization is committed to promoting the transition of payment systems from paper to electronic formats. ECCHO intends to accomplish these goals by aligning the relationships among various participants in the banking industry to promote the rapid acceptance and implementation of electronic check applications.

PSN

         PSN, Payment Systems Network, Inc., is a corporation owned by VISA USA and 19 bank holding companies representing more than 180 banks in all 50 states, which collectively hold over 40% of bank deposits in the United States. VISA USA and a subsidiary of International Business Machines (IBM) are strategic suppliers to PSN. PSN strives to support the initiatives of ECCHO by creating products that will generate new revenue streams and reduce fraud losses and processing expenses for banks and provide incentives to banks to take incremental steps towards the utilization of electronic check processing. PSN's products incorporate a number of applications developed by the Company, such as SMARTNOTES, TNOTES and CNOTES. See "Products and Services--Payment Electronification."

INFITEQ

         INFITEQ, a joint venture among the Company, UPS Worldwide Logistics, National Processing Company, Fiserv, Inc. and Brink's Incorporated, is a single-source provider of specialized outsourcing services to the banking industry for transaction processing, information management, electronic commerce and image technology. INFITEQ integrates leading providers of specific services into a broad cafeteria of service offerings, which allows banks to economically expand the number of services offered to customers by outsourcing these additional services. INFITEQ offers to banks the expertise of UPS Worldwide Logistics in package delivery and ground/air logistics, National Processing Company in the retail lockbox business and image-enabled remote capture, Fiserv, Inc. in its compute/capture centers and its deposit processing system, and the Company in payment systems, cash management, system integration, data warehousing, Year 2000 solutions and electronic commerce. INFITEQ markets its broad array of services as a complement to the services that the bank performs itself.

SOLUTIONS DEVELOPMENT

         The Company seeks to maintain its position as a leading innovator in the banking industry by converting leading-edge technologies and ideas into practical banking solutions. The Company's relationships with its customers provide it with opportunities to identify additional bank needs. The Company's solutions development activities focus on prototyping promising applications, test marketing new products, developing sales strategies and coordinating distribution and on-going maintenance for each of the Company's solutions.

         The Company frequently receives customer requests for new services and/or software, develops solutions in response to these requests and historically has been able to recoup some or all of its development costs from these customers. In addition to customer-funded solutions development, the Company has invested significant amounts in solutions development, including expenditures of $906,000, $1.2 million and $3.4 million for software development in fiscal 1995, 1996 and 1997, respectively. Further, some of the Company's key product introductions have resulted from the adaptation for a wider market of customized solutions that were originally developed by customers for their internal use. In exchange for either a one-time payment and/or on-going royalties, the Company is often able to obtain the right to develop, enhance and market such products.

         The Company believes that its leadership role in and interaction with the banking industry through ECCHO, PSN and INFITEQ uniquely position it to identify and develop interbank solutions that have bilateral or multilateral banking industry applications. The Company believes that its management of these organizations provides further opportunities to recognize and respond to the changing needs of the banking industry.

TECHNOLOGY

         The Company designs its software products to incorporate the latest developments in open systems architecture and protocols to provide maximum scaleability and functionality and to interface with a bank's legacy systems. The Company's core proprietary technologies, for both its client/server software products and mainframe software products, are primarily directed at using a standard set of components, drivers and application interfaces so that the Company's software products are constructed from reusable components which are linked together in a tool-set fashion.

         Most of the Company's client/server software products are based upon the Company's proprietary ILLUMINATION SUITE architecture. The ILLUMINATION SUITE architecture is a component framework that provides reusable building blocks or object-oriented components for developing multi-tiered, highly distributed software applications. The ILLUMINATION SUITE architecture is intended to provide a straightforward framework for defining and implementing the core, or low level, components used in constructing software products. The current core components of the ILLUMINATION SUITE architecture include DAS persistent object, trace/audit component and viewer, messaging infrastructure, network management functionality, work flow engine, folder manager, distribution manager, DAS client and data archive server.

         The Company has adopted the IBM System Application Architecture for developing its interactive screen designs for its mainframe products and for interactions with other systems, such as client/server products. The Company's mainframe software products have been evolving toward a standard set of core processing components, drivers and exit points and are more fully leveraging published standard application programming interfaces. As a result, the Company can employ reusable components to create new utility modules and link them together in a tool-set fashion, much like objects in object-oriented programming.

         The Company has a number of software products that either fall within the client/server or the batch-oriented file sharing categories. Many of the newer software products are developed to operate with an OS/2 and/or Windows NT operating system. Most of the Company's mainframe software products are written in COBOL. The Company has several software products that operate on two or more of these operating systems. For example, the Company's INNOVASION software application operates with the OS/2 operating system, while the Company's DAS software application, a substantially similar product programmed in C++, operates with the Windows NT operating system.

         The Company develops its technology both internally and, in certain strategically beneficial situations, with third-party preferred developers that can offer an expertise within a core competency. For example, currently Carreker-Antinori is working on features of its CASHFORECASTER software application with a third party that has a core competency in developing advanced forecasting engines based on synthetic algorithms, including neural net technology and annealing techniques.

COMPETITION

         The Company competes with third-party providers of services and software products to the banking industry, including firms providing consulting services, such as Andersen Consulting, Electronic Data Systems Corporation and KPMG Peat Marwick LLP, and software companies, such as Earnings Performance Group, Inc., Pegasystems Inc., Sterling Software, Inc. and Transoft International, Inc. Many of these competitors have significantly greater financial, technical, marketing and other resources than the Company; however, the Company believes that its market position with respect to these competitors is enhanced by virtue of its unique ability to deliver fully integrated consulting services and software solutions focused on enabling banks to increase their revenues, reduce their costs and enhance their delivery of customer services. The Company believes that it competes based on a number of factors, including: (i) scope of solutions provided;
(ii) industry expertise; (iii) access to decision makers within banks; (iv) ease and speed of solutions implementation; (v) quality of solutions; and
(vi) price. While many of the Company's competitors are better equipped to compete with the Company in certain of these areas, the Company believes that it is uniquely qualified to compete effectively in all of these areas.

         In addition to competing with a variety of third parties, the Company experiences competition from its customers and potential customers. From time to time, such customers develop, implement and maintain their own services and applications for revenue enhancement, cost reductions or enhanced customer service, rather than purchasing services and related software products from third parties. As a result, the Company must continually educate existing and prospective customers about the advantages of purchasing its services and products. In addition, customers or potential customers could enter into strategic relationships with one or more of the Company's competitors to develop, market and sell competing services or products. See "Risk Factors--Competition."

GOVERNMENT REGULATION

         The Company's primary customers are banks. Although the services currently offered by the Company have not been subject to any material industry-specific government regulation, the banking industry is heavily regulated. The Company's services and products must allow banking customers to comply with all applicable regulations, and, as a result, the Company must understand the intricacies and application of many government regulations. The regulations most applicable to the Company's provision of solutions to banks include requirements establishing minimum reserve requirements, governing funds availability and the collection and return of checks, and establishing rights, liabilities and responsibilities of parties in electronic funds transfers. For example, the Company's RESERVELINK and RESERVELINK PLUS software and related consulting services assist banks with minimizing their reserves while complying with federal reserve requirements. In addition, the expedited availability and check return requirements imposed by funds availability regulations have increased fraud opportunities dramatically, and the Company's risk management and float management services address this concern while complying with such regulations. See "Risk Factors--Governmental Regulation."

PROPRIETARY RIGHTS

         The Company relies upon a combination of patent, copyright, trademark and trade secret laws, including the use of confidentiality agreements with employees, independent contractors and third parties and physical security devices to protect its proprietary technology and information. The Company primarily has relied on common law rights to protect the use of its name, technology and brands. The Company has a number of issued patents and one registered trademark and has filed applications for additional patents and trademarks in the United States. The Company vigorously defends its proprietary rights.

         The Company presently enters into invention assignment and confidentiality agreements with its employees and independent contractors and confidentiality agreements with certain customers. The Company also limits access to the source codes for its software and other proprietary information. Further, the Company's software will not operate with computers which have not been synchronized with the Company's equipment. The Company believes that due to the rapid pace of innovation within the software industry, factors such as the technological and creative expertise of its personnel, the quality of its solutions, the quality of its technical support and training services, and the frequency of release of technology enhancements are more important to establishing and maintaining a technology leadership position than the various legal protections available for the Company's technology.

         The Company is not aware that it is infringing any proprietary rights of third parties. The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in its solutions to perform key functions. See "Risk Factors--Dependence on Proprietary Technology; Risk of Infringement."

EMPLOYEES

         The Company had 226 employees as of August 30, 1998, with 67 persons providing consulting services, 74 persons in the technical group, 29 persons performing sales and marketing, customer relations and business development functions and 56 persons performing corporate, finance and administrative functions. The Company has no unionized employees. The Company believes that its employee relations are good.

INDEPENDENT CONTRACTORS

         The Company provides consulting services and develops software in part through the use of independent contractors who are not employees of the Company. As of August 30, 1998, the Company used 29 independent contractors to provide consulting services, 27 of whom work from their homes using self-owned equipment. Many of these contractors are former bank executives, and the Company believes that their experience in the banking industry uniquely enables them to provide consulting services to the Company's customers. In addition, as of August 30, 1998, the Company had 37 independent contractors who assisted in the development of technology. These technology contractors spend a majority of their time performing software development in the Company's offices; however, from time to time these contractors travel with Company personnel and work directly with the Company's customers. See "Risk Factors--Use of Independent Contractors."

FACILITIES

         The Company's principal executive office is a leased facility with approximately 32,000 square feet of space in Dallas, Texas. The lease agreement for this space expires in May 1999. The Company also leases approximately 21,000 square feet in Atlanta, Georgia pursuant to a lease agreement that expires in August 2002. The Company believes that its existing facilities are well maintained and in good operating condition and are adequate for its present and anticipated levels of operations.

LEGAL PROCEEDINGS

         The Company is not a party to any material legal proceeding.

                                 DIVIDEND POLICY

         The Company has not paid a cash dividend on shares of its Common Stock since its incorporation (although prior to its acquisition by the Company, ASI did make cash dividend payments principally to enable its shareholders to pay income taxes arising out of ASI's status as an S corporation). The Company currently intends to retain its earnings in the future to support operations and finance its growth and, therefore, does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of the Board of Directors and subject to certain limitations under the Delaware General Corporation Law and will depend upon factors such as the Company's earnings levels, capital requirements, financial condition and other factors deemed relevant by the Board of Directors. The Company is prohibited from paying cash dividends under the terms of its current line of credit agreement.

                               SELLING STOCKHOLDERS

         Except as otherwise set forth below, each of the Selling Stockholders is neither an officer nor a director of the Company and does not beneficially own, individually or in the aggregate, more than 1% of the outstanding Common Stock of the Company prior to this offering. The following table sets forth (i) the name of each Selling Stockholder, (ii) the nature of any position, office or other material relationship that each such Selling Stockholder has with the Company, (iii) the number of shares of Common Stock beneficially owned by each such Selling Stockholder prior to this offering, (iv) the number of shares of Common Stock offered for each such Selling Stockholder's account, and (v) the number of shares of Common Stock and the percentage beneficially owned by each such Selling Stockholder after completion of the offering (assuming that all shares of Common Stock offered pursuant to this Prospectus are sold).

                                                                                         SHARES
                                               SHARES          NUMBER OF              BENEFICIALLY
                                            BENEFICIALLY     SHARES OFFERED           OWNED AFTER
                                             OWNED PRIOR      FOR SELLING            THE OFFERING(1)
                          RELATIONSHIP         TO THE         STOCKHOLDER'S    --------------------------
SELLING STOCKHOLDER        TO COMPANY         OFFERING           ACCOUNT         NUMBER         PERCENT
-------------------     ----------------    -------------    --------------    -----------    ------------
Henry A. Allen, III     Employee                12,320            12,320            0               *

Rick D. Austin          Employee                12,320            12,320            0               *

Henry Blair, Jr.        Employee                12,320            12,320            0               *

Royce D. Brown(2)(3)    Executive Vice         341,587             5,390         336,197           2.02%
                          President

John Carreker, III      Senior Vice             51,336            51,336            0               *
                         President

Paul Carrubba           Employee                41,072            41,072            0               *

James S. Cross          Employee                12,320            12,320            0               *

John S. Davis,          Executive Vice         144,429            44,406         100,023            *
  Jr.(2)(3)               President


Thomas Dedecker         Employee                12,320            12,320            0               *

Arthur Doucette         Senior Vice             15,400            15,400            0               *
                          President

Howard D. Eubanks(2)    Executive Vice         118,072            25,672         92,400             *
                          President

Terry Gage              Executive Vice         177,100           154,000         23,100             *
                          President & Chief
                          Financial Officer

Randle Haga             Employee                27,019            27,019            0               *

Betty Haley             Employee                25,664            25,664            0               *

David Helsper           Senior Vice             90,860            90,860            0               *
                          President

Robert Hill             Employee                 7,700             7,700            0               *

Mary Hockridge          Employee                 7,700             7,700            0               *

Michael Inman           Employee                15,400            15,400            0               *

Michael Israel          Employee               215,515           177,870         37,645             *

Michael Jessie          Employee                75,976            52,876         23,100             *

Wendy Johnson           Employee                12,320            12,320            0               *

Robert S. Kownslar      Employee                 7,700             7,700            0               *

                                                                                         SHARES
                                               SHARES          NUMBER OF              BENEFICIALLY
                                            BENEFICIALLY     SHARES OFFERED           OWNED AFTER
                                             OWNED PRIOR      FOR SELLING            THE OFFERING(1)
                          RELATIONSHIP         TO THE         STOCKHOLDER'S    --------------------------
SELLING STOCKHOLDER        TO COMPANY         OFFERING           ACCOUNT         NUMBER         PERCENT
-------------------     ----------------    -------------    --------------    -----------    ------------
Wyn Lewis(2)(3)         Executive Vice         509,563            45,430         464,133           2.76%
                          President

Ruth L. McCullough      Employee                10,010            10,010            0               *

Phylis Meyerson         Employee                 7,700             7,700            0               *

George Noga(2)          Senior Vice            135,166            42,766         92,400             *
                          President

Victoria Richter        Employee                 7,700             7,700            0               *

Clifford Shirah         Employee                12,320            12,320            0               *

Kenneth Siegman         Employee                57,750            57,750            0               *

William J. Stuart       Employee                48,772            48,772            0               *

James Higgins-Thomas    Employee                12,320            12,320            0               *

David Walker            Employee                56,472            41,072         15,400             *

Blake Williams          Employee                42,350            42,350            0               *

---------------
(1) Based upon the assumption that all shares offered pursuant to the Prospectus are actually sold.
(2)  Includes 38,500, 88,550, 92,400, 231,000 and 77,000 shares of Common Stock issuable to Messrs. Brown, Davis, Eubanks, Lewis and Noga, respectively, pursuant to the exercise of options that may be exercised within sixty (60) days of the date of this Prospectus.
(3) Includes 42,866, 11,473 and 17,148 shares of Common Stock held in the Company's Employee Stock Option Plan ("ESOP") for the benefit of Messrs. Brown, Davis and Lewis, respectively.

*    Represents less than one percent (1%) of the outstanding shares of Common
     Stock.


                               PLAN OF DISTRIBUTION

         The Selling Stockholders or pledgee may sell all or a portion of the shares offered hereby. Resales of the Common Stock may be made from time to time in The Nasdaq National Market at prices prevailing in The Nasdaq National Market at the times of such sales or at negotiated prices. The Selling Stockholders or pledgee may also make private sales directly or through a broker or brokers, who may act as agent or as principal. Further, the Selling Stockholders may choose to dispose of the shares offered hereby by gift to a third party or as a donation to a charitable or other non-profit entity. In connection with any sales, the Selling Stockholders or pledgee and any brokers participating in such sales may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized on the sale of shares of Common Stock as principals might be deemed to be underwriting compensation under the Securities Act.

         Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders or pledgee (and, if such broker acts as agent for the purchaser of such shares, from such purchaser).

Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders or pledgee to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders or pledgee, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders or pledgee. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

         The Company has advised the Selling Stockholders and pledgee that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales in the market and has informed them of the possible need for delivery of copies of this Prospectus. The Selling Stockholders or pledgee may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

         Upon the Company's being notified by the Selling Stockholders or pledgee that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus may be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

         Pursuant to applicable securities laws, the amount of Common Stock offered or resold by any Selling Stockholder (and any person with whom such Selling Stockholder is acting in concert for the purpose of selling securities of the Company) pursuant to this Prospectus shall not exceed, during any three-month period, the amount specified in Rule 144(e) promulgated under the Securities Act of 1933. The provisions of Rule 144(e) restrict the maximum amount of securities that may be sold within any three-month period to the greater of (a) 1% of the shares of then outstanding shares of Common Stock as shown by the most recent report or statement published by the Company, (b) the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of notice required by Rule 144, or, if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (c) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system contemplated by Rule 11Aa3-1 under the Securities Exchange Act of 1934 during the four-week period specified in (b) above.

         Any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus. In general, under Rule 144 a person (or persons whose shares are aggregated), including any person who may be deemed to be an "affiliate" of the Company, is entitled to sell within any three-month period "restricted shares" beneficially owned by him or her in an amount not to exceed the amount determined in the immediately preceding paragraph, provided that at least one year has elapsed since such shares were acquired from the Company or from an affiliate of the Company. Sales are also subject to certain requirements as to the manner of sale, notice and availability of current public information regarding the Company. However, a person who has not been an "affiliate" of the Company at any time within three months prior to the sale is entitled to sell his or her shares without regard to the volume limitations or other requirements of Rule 144, provided that at least two years have elapsed since such shares were acquired from the Company or an affiliate of the Company.

         There can be no assurance that the Selling Stockholders or pledgee will sell any or all of the shares of Common Stock offered hereunder.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article Eight of the Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

         Article Eight of the Company's Certificate of Incorporation also provides that the Company may indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, Section 7.07 of the Company's Bylaws provides for similar indemnification of officers and directors within the limits of Delaware law.

         The Company has entered into Indemnification Agreements with each director and officer of the Company. Pursuant to such agreements, the Company does, to the extent permitted by applicable law, indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The Company has purchased directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, it is the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                      INFORMATION INCORPORATED BY REFERENCE

         The following documents and information previously filed with the Commission are hereby incorporated by reference in this Prospectus:

         (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed May 5, 1998 pursuant to
Section 12(g) of the Exchange Act.

         (2) The information set forth under "Description of Capital Stock" in the Company's Prospectus with respect to its Form S-1 Registration Statement (Registration No. 333-48399) filed with the Commission pursuant to Securities Act Rule 424(b).

         (3) The Company's reports on Form 10-Q for the quarters ended April 30, 1998 and July 31, 1998.

         (4)  The Company's report on Form 8-K dated June 3, 1998.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Maurice E. Purnell, Jr., a shareholder of Locke Purnell Rain Harrell (A Professional
Corporation), is the Secretary of the Company.

                             CARREKER-ANTINORI, INC.
                        REGISTRATION STATEMENT ON FORM S-8

                                     PART II

                  INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents and information previously filed with the Commission are hereby incorporated by reference in this Registration
Statement:

         (1) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed May 5, 1998 pursuant to
Section 12(g) of the Exchange Act.

         (2) The Company's Prospectus with respect to its Form S-1 Registration Statement (Registration No. 333-48399) filed with the Commission pursuant to Securities Act Rule 424(b) on May 20, 1998.

         (3) The Company's reports on Form 10-Q for the quarters ended April 30, 1998 and July 31, 1998.

         (4)  The Company's report on Form 8-K dated June 3, 1998.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         As of the date of this Prospectus, Maurice E. Purnell, Jr., a shareholder of Locke Purnell Rain Harrell (A Professional Corporation), counsel to the Company, is the Secretary of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

         Article Eight of the Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.

         Article Eight of the Company's Certificate of Incorporation also provides that the Company may indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at the Company's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. In addition, Section 7.07 of the Company's Bylaws provides for similar indemnification of officers and directors within the limits of Delaware law.

         The Company has entered into Indemnification Agreements with each director and officer of the Company. Pursuant to such agreements, the Company does, to the extent permitted by applicable law, indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company. The Company has purchased directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

         See also the undertakings set out in the response to Item 9 herein.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         The issuance of the shares being offered by the resale prospectus filed with this Form S-8 registration statement was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company, to information about the Company.

ITEM 8.  EXHIBITS.

EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
   4.1*            Amended and Restated Carreker-Antinori, Inc. 1994 Long Term
                     Incentive Plan.

   5.1+            Opinion of Locke Purnell Rain Harrell (A Professional
                     Corporation).

   23.1+           Consent of counsel (included in opinion filed as Exhibit 5.1).

   23.2+           Consent of Ernst & Young LLP, Independent Auditors.

   25.1+           Power of Attorney (see page II-4).

---------------
+    Filed herewith.
* Incorporated by reference to Exhibit 10.7 filed with the Company's Registration Statement on Form S-1, as amended (No. 333-48399), which the Securities and Exchange Commission declared effective on May 19, 1998 (the "Form S-1").


ITEM 9.  UNDERTAKINGS.

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to applicable law, the Company's Certificate of Incorporation, Bylaws or indemnification agreements, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 15th day of September, 1998.

                                       By:  /s/ JOHN D. CARREKER, JR.
                                            ------------------------------------
                                            John D. Carreker, Jr.


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Carreker, Jr. and Terry L. Gage, and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                                   DATE
---------                     -----                                   ----
/s/ JOHN D. CARREKER, JR.     Chairman of the Board and Chief         September 15, 1998
--------------------------      Executive Officer
John D. Carreker, Jr.           (Principal Executive Officer)

/s/ TERRY L. GAGE             Executive Vice President, Treasurer     September 15, 1998
--------------------------      and Chief Financial Officer
Terry L. Gage                   (Principal Financial and Accounting
                                Officer)

/s/ RONALD R. ANTINORI        Vice Chairman of the Board and Chief    September 15, 1998
--------------------------      Technology Officer
Ronald R. Antinori

/s/ RICHARD L. LINTING        President, Chief Operating Officer      September 15, 1998
--------------------------      and Director
Richard L. Linting

/s/ JAMES D. CARREKER         Director                                September 15, 1998
--------------------------
James D. Carreker

/s/ JAMES L. FISCHER          Director                                September 15, 1998
--------------------------
James L. Fischer

/s/ RICHARD R. LEE, JR.       Director                                September 15, 1998
--------------------------
Richard R. Lee, Jr.

/s/ LARRY J. PECK             Director                                September 15, 1998
--------------------------
Larry J. Peck

/s/ DAVID K. SIAS             Director                                September 15, 1998
--------------------------
David K. Sias

/s/ DONALD HOUSE              Director                                September 15, 1998
--------------------------
Donald House

                                INDEX TO EXHIBITS

EXHIBIT NUMBER     DESCRIPTION
--------------     -----------
   4.1*            Amended and Restated Carreker-Antinori, Inc. 1994 Long Term
                     Incentive Plan.

   5.1+            Opinion of Locke Purnell Rain Harrell (A Professional
                     Corporation).

   23.1+           Consent of counsel (included in opinion filed as Exhibit 5.1).

   23.2+           Consent of Ernst & Young LLP, Independent Auditors.

   25.1+           Power of Attorney (see page II-4).

----------------
+    Filed herewith.
* Incorporated by reference to Exhibit 10.7 filed with the Company's Registration Statement on Form S-1, as amended (No. 333-48399), which the Securities and Exchange Commission declared effective on May 19, 1998 (the "Form S-1").